EXHIBIT 99.1


                                    Contact:  Robert J. Hugin
                                              Senior VP and CFO
                                              Celgene Corporation
                                              (732) 271-4102

CELGENE CORPORATION REPORTS STRONG OPERATING PERFORMANCE IN SECOND QUARTER AS TOTAL SALES INCREASE 100 PERCENT AND PROFITS RISE

o PRODUCT SALES DRIVEN BY INCREASE OF 93.4 PERCENT, YEAR-OVER-YEAR, IN THALOMID(R) REVENUES AND REINTRODUCTION OF ALKERAN(R)

o  QUARTERLY EARNINGS OF $0.03 PER DILUTED SHARE EXCEEDS EARNINGS CONSENSUS

o  2003 FULL YEAR FINANCIAL GUIDANCE RAISED

o  R&D INVESTMENT INCREASED TO ACCELERATE REVIMID(TM) REGULATORY APPROVAL

Recent Highlights:
------------------

o  ADDITIONAL CLINICAL DATA DEMONSTRATED REVIMID POTENTIAL IN TREATING

o  MYELODYSPLASTIC SYNDROMES (MDS) - TWO MDS STUDIES INITIATED

o RESEARCHERS PRESENTED NEW CLINICAL DATA ON THALOMID FROM MORE THAN 150 CLINICAL TRIALS COVERING ALL STAGES OF MULTIPLE MYELOMA AND BROAD RANGE OF SOLID TUMORS

o FINANCIAL PROFILE STRENGTHENED WITH $400 MILLION 1.75 PERCENT CONVERTIBLE NOTES OFFERING

o  ADDED TOP EXECUTIVES TO EXPAND STRONG SENIOR MANAGEMENT TEAM

WARREN, NJ - (JULY 24, 2003) - Celgene Corporation (NASDAQ: CELG) today announced earnings per diluted share of $0.03 driven by strong THALOMID(R) (thalidomide) and ALKERAN(R) (melphalan) Tablets and ALKERAN(R) (melphalan HCl) for Injection sales. THALOMID sales were approximately $54.8 million up 93.4 percent for the second quarter of 2003 compared to $28.3 million in the second quarter of 2002. Total revenue was $67.3 million, an increase of 100.1 percent over the prior-year quarter. Celgene posted net income of $2.9 million, or $0.03 per diluted share compared to a net loss of $1.7 million or ($0.02) per diluted share year-over-year.

THALOMID sales rose 20.2 percent quarter-over-quarter to $54.8 million from $45.6 million and total revenues, quarter-over-quarter, increased 37.0 percent to $67.3 million from $49.0 million. Additionally, to offer more convenience to patients and prescribers, Celgene launched new 100mg and 200mg strength capsules of THALOMID in March. We estimate that the launch of these new formulations contributed approximately $4.0 million in added revenue in the quarter. It is expected, with the multiple formulations of THALOMID, that retail pharmacies will maintain higher levels of inventory to support future sales.

THALOMID sales for the six-month period ended June 30, 2003 were $100.5 million compared to $54.5 million in 2002, a growth rate of approximately 84.0 percent year-over-year. Total revenue for the first half of 2003 was a record $116.3 million, an increase of 81.0 percent over the same period in 2002. Celgene posted net income for the first six months of 2003 of $3.8 million or $0.05 per diluted share, compared to a net loss of $2.5 million or ($0.03) per diluted share in the comparable 2002 period.

Celgene increased research and development expenditures to accelerate the regulatory programs for REVIMID in myelodysplastic syndromes and multiple myeloma. Celgene spent $30.5 million in the second quarter of 2003, representing an increase of 59.0 percent compared to the year ago quarter. Additionally, these research and development expenditures supported rapid clinical progress in multiple development programs for its THALOMID, REVIMID(TM), and ACTIMID(TM) products, as well as for its SelCID(TM) and JNK programs. Funding increases also enabled accelerated progress in a number of additional high potential preclinical and early clinical programs.

Including the $12 million Pharmion convertible notes investment, Celgene reported more than $662 million in cash, marketable securities and investments at the end of the second quarter.

"Increasing use of THALOMID in newly diagnosed multiple myeloma patients contributed to the continued strong results in the second quarter. In addition, its clinical investigation in a variety of cancers was reported by researchers in more than 150 studies presented at major international medical meetings," said John W. Jackson, Chairman and Chief Executive Officer of Celgene Corporation. "This was a record quarter, in which we achieved stronger profits while also advancing key late stage portfolio products like REVIMID, supporting high potential pipeline programs from our drug discovery engine and further bolstering our strong financial position."

2003 Full Year Financial Guidance Update
----------------------------------------

In light of the results of the first half of the year we are raising our guidance for 2003. Celgene is raising its THALOMID revenues targets to $200-210 million from prior guidance of $175-185 million. Our new target represents an increase of approximately 65 to 75 percent over 2002 THALOMID revenues. Based on sales trends, new data and significant milestones projected in 2004 and 2005, we maintain our guidance, for the Ritalin(R) product line, approximately $40 million and $60 million, respectively. We are adjusting our target for 2003 to approximately $15 million from the prior guidance of approximately $20 million. Celgene is targeting research and development expenses to increase approximately 40 to 45 percent to $120 to 130 million, to support multiple pivotal programs and an accelerated regulatory approval process for REVIMID. Our goal for full-year 2003 profitability has been raised to a range of $0.10 to $0.15 per diluted share from $0.05 to $0.10 per diluted share.

COMPANY HIGHLIGHTS

Clinical, Regulatory and Drug Discovery Achievements
----------------------------------------------------

o New clinical data presented at the Seventh International Symposium on Myelodysplastic Syndromes in Paris, shows that Celgene's lead investigational IMiD, REVIMID, has potential activity in limiting the number of red cell transfusions in patients who rely on transfusions as a treatment option. In addition, REVIMID demonstrated significant cytogenic activity with a 100 percent complete response rate in a 5Q minus patient population, an important subset of MDS patients.

o REVIMID received fast track designation from the U.S. Food and Drug Administration (FDA) for the treatment of MDS and multiple myeloma. The FDA grants fast track designation to compounds that may provide a significant improvement in the safety or effectiveness of the treatment for a serious or life-threatening disease. Compounds that receive the designation are also eligible for priority review, which provides for a six-month review by the FDA of a new drug application.

o Celgene has also initiated several REVIMID Phase I trials in a range of solid tumors, based on new studies demonstrating that REVIMID has multiple novel mechanisms of activity with anti-cancer potential.

o Clinical investigators from leading cancer centers presented promising data from more than 43 studies on THALOMID in hematologic and solid tumor cancers at the Annual Meeting of the American Society of Clinical Oncology (ASCO). Data was presented from clinical trials on THALOMID in combination with IL-2 in Metastatic Renal Cell Carcinoma, in combination with Paclitaxel and Estramustine in Androgen Independent Prostate Cancer and in combination with temozolomide in melanoma patients with measurable brain metastasis.

o Clinical investigators presented data from 69 THALOMID and REVIMID clinical trials at the Ninth International Myeloma Workshop in Salamanca, Spain. The studies included clinical results for THALOMID used as both a single agent and in combination therapy in every stage of multiple myeloma. Highlights included new data on: thalidomide plus dexamethasone as primary therapy for multiple myeloma of high tumor mass, thalidomide in newly diagnosed patients with smoldering/indolent multiple myeloma, thalidomide plus dexamethasone versus conventional chemotherapy in advanced multiple myeloma and thalidomide plus melphalan versus thalidomide alone in multiple myeloma patients.

o Celgene strengthened its extensive intellectual property estate for the Company's JNK (c-Jun N-terminal Kinase) program by licensing three European patents and a pending U.S. patent from Tufts University. The patents and application cover methods for treating and preventing insulin resistance and related disorders such as diabetes and obesity.

o A recent study presented at the NIMH 43rd Annual New Drug Evaluation Unit Meeting in Orlando, Florida demonstrated that Ritalin(R)LA licensed by Celgene to, and marketed by Novartis provides statistically greater symptom management compared to Concerta(R) in children with ADHD over the course of the school day.

Corporate and Commercial Achievements
-------------------------------------

o Celgene completed the placement of $400 million of 1.75 percent Convertible Notes due 2008 to qualified institutional buyers. The notes will be convertible into Celgene Corporation common stock at a conversion price of $48.45 per share (reflecting a 50 percent premium, based on the NASDAQ closing price for Celgene common stock of $32.30 on May 28, 2003.) The net proceeds of the offering will be used for Celgene general corporate purposes.

o Celgene announced the appointments of Mr. Francis Brown as Senior Vice President of Sales and Marketing, who brings to Celgene over 20 years of experience in directing oncology and immunology sales and marketing for Pharmacia; Dr. Graham Burton as Senior Vice President of Regulatory Affairs, Pharmacovigilence and Project Management, with over 15 years of strong global regulatory relationships and a track record of approvals developed during his successful career at Johnson & Johnson; and Dr. Michael Vander Zwan as Vice President of Quality Assurance and Compliance, with more than 25 years of pharmaceutical experience including developing and implementing a global compliance management function at Pharmacia.

o Celgene's S.T.E.P.S.(R) intellectual property estate for THALOMID was broadened with the issuance of two fundamental U.S. Patents. The newly issued patents, U.S. Patents 6,561,976 and 6,561,977, expand the scope of coverage to include special pharmaceutical distribution programs that do not require the type of health professional or patient registrations described in prior patents. Celgene's innovative S.T.E.P.S. includes managed distribution programs for products or drugs that are either teratogens (causing birth defects) or have other adverse effects that require contraindication for certain patients.

Celgene senior management will host a conference call to discuss the results and achievements of its second quarter operating and financial performance on July 24, 2003 at 9:00 a.m. EDT. The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon EDT July 24, 2003 until midnight EDT July 27, 2003. To access the replay, dial 1-800-633-8284 and enter Reservation Number 21154924.

Celgene Corporation, headquartered in Warren, New Jersey, is an integrated biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

                                      # # #

                        CELGENE CORPORATION CONSOLIDATED

                                FINANCIAL RESULTS
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

CONSOLIDATED STATEMENT OF OPERATIONS DATA
-----------------------------------------
                                                     THREE MONTH PERIOD        SIX MONTH PERIOD
                                                       ENDED JUNE 30,           ENDED JUNE 30,
                                                   -----------------------  -----------------------
                                                       2003        2002        2003          2002
                                                       ----        ----        ----          ----
Product sales                                       $ 62,497    $ 30,359    $ 108,301      $ 57,997
Collaborative agreement and other revenue              2,308       3,262        3,387         6,318
Royalty revenue                                        2,481                    4,686            --
                                                    --------    --------    ---------      --------
   Total revenue                                      67,286      33,621      116,374        64,315

Cost of goods sold                                    11,629       4,110       16,291         7,774
Research and development                              30,517      19,222       55,238        36,746
Selling, general and administrative                   25,905      18,397       49,278        34,695
                                                    --------    --------    ---------      --------
   Total costs and expenses                           68,051      41,729      120,807        79,215
                                                    --------    --------    ---------      --------
Operating loss                                          (765)     (8,108)      (4,433)      (14,900)
Interest and other income, net                         3,869       6,393        8,624        12,362
                                                    --------    --------    ---------      --------
Income (loss) before tax                               3,104      (1,715)       4,191        (2,538)
Income tax                                               210          --          345            --
                                                    --------    --------    ---------      --------
Net income (loss)                                   $  2,894    $ (1,715)   $   3,846      $ (2,538)
                                                    ========    ========    =========      ========

PER COMMON SHARE-BASIC AND DILUTED
----------------------------------
Net income(loss)-basic                              $   0.04    $  (0.02)   $    0.05      $  (0.03)
                                                    ========    ========    =========      ========
Net income(loss)-diluted                            $   0.03    $  (0.02)   $    0.05      $  (0.03)
                                                    ========    ========    =========      ========
Weighted average shares outstanding-basic             80,839      76,377       80,613        76,003
                                                    ========    ========    =========      ========
Weighted average shares outstanding-diluted           85,134      76,377       84,435        76,003
                                                    ========    ========    =========      ========

CONSOLIDATED BALANCE SHEET DATA
-------------------------------
                                                    JUNE 30,   DECEMBER 31,
                                                      2003        2002
                                                      ----        ----
Cash, cash equivalents & marketable
   securities                                       $650,111    $261,182
Total assets                                         758,686     327,287
Convertible notes                                    400,000          --
Stockholders' equity                                 292,663     276,698